Exhibit 99.1
Pattern Energy Reports First Quarter 2017 Financial Results
- Increases dividend to $0.418 per Class A common share for Q2 2017 -
SAN FRANCISCO, California, May 9 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2017 first quarter.
Highlights
(Comparisons made between fiscal Q1 2017 and fiscal Q1 2016 results, unless otherwise noted)

•	Proportional gigawatt hours ("GWh") sold of 2,038 GWh, up 13%

•	Net cash provided by operating activities of $43.8 million, up 197%

•	Cash available for distribution ("CAFD") of $45.1 million, up 10% and on track to meet full year guidance(1)

•	Net income of $2.5 million

•	Adjusted EBITDA of $98.2 million, up 26%

•	Revenue of $100.8 million, up 15%

•
Declared a second quarter dividend of $0.418 per Class A common share or $1.672 on an annualized basis, subsequent to the end of the period, representing a 1.0% increase over the previous quarter’s dividend.

•
Acquired a 272 megawatt ("MW") interest in the Broadview Wind ("Broadview") power facilities and the associated independent 345 kV Western Interconnect ("Western Interconnect") transmission line from Pattern Development 1.0(1) for a 9.3x multiple of the five-year average CAFD(2) starting in 2018, subsequent to the end of the quarter

•	Commenced commercial operations at Broadview in late March and as such, all 18 facilities in the Company's portfolio are fully operational with a total owned capacity of 2,644 MW

•	Published a white paper outlining the business model, investment thesis and phases of renewable energy development, subsequent to the end of the quarter
“Our fleet of high-quality wind assets continues to perform at a high level and production met our expectation for the quarter. As such, we are on track to achieve our CAFD target for 2017(2),” said Mike Garland, President and CEO of Pattern Energy. “With the acquisition and commencement of commercial operations at Broadview, all 18 of our projects are fully operational, providing a total owned capacity in excess of 2.6 GW. We believe significant and diverse opportunities exist to expand our portfolio on an accretive basis. Acquisitions from our identified ROFO list provide near-term opportunities to grow our CAFD per share in a manner, and at a pace, that reflects the valuation of the business and our cost of capital. The opportunity to potentially invest in the development business, through Pattern Development 2.0(1), offers us secure access to high-quality assets from a proven platform that can grow our CAFD per share in the medium and long-term. We believe that the outlook for renewable energy has never been better and we have the business model to deliver sustainable and growing returns for our shareholders."
(1) In December 2016, Pattern Energy Group LP ("Pattern Development 1.0"), formed Pattern Energy Group 2 LP ("Pattern Development 2.0")
(2) These forward looking measures of (a) 2017 full year cash available for distribution (CAFD) and (b) five-year average annual purchase price multiple of CAFD contribution from Broadview are non-GAAP measures that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2017 Quarterly Report on Form 10-Q for the period ended March 31, 2017.
Financial and Operating Results
Pattern Energy sold 2,038,159 megawatt hours ("MWh") of electricity on a proportional basis in the first quarter of 2017 compared to 1,801,034 MWh sold in the same period last year. The increase was primarily attributable to volume increases of 133,297 MWh from controlling interests in consolidated MWh due to less favorable wind conditions in the first quarter of 2016 compared to the current period and a 103,828 MWh increase from unconsolidated investments due to the acquisition of Armow in October 2016. Overall, production was at the Company's expectation for the first quarter compared to its long-term forecast.
Net cash provided by operating activities was $43.8 million for the first quarter of 2017 compared to $14.7 million for the same period last year. The $29.0 million improvement was primarily due to higher revenues of $10.7 million (excluding unrealized loss on energy derivative and amortization of power purchase agreements ("PPAs")), increased distributions from unconsolidated investments of $16.5 million and decreased project expense of $3.1 million. These increases were partially offset by a $4.1 million increase in operating expense.
Cash available for distribution was $45.1 million for the first quarter of 2017 compared to $41.0 million for the same period last year. The increase of $4.1 million, or approximately 10%, was primarily due to a $10.7 million increase in revenues (excluding unrealized loss on energy derivative and amortization of PPAs, a $3.1 million decrease in project expense, a $1.3 million decrease in distribution to noncontrolling interests, and a $0.9 million increase in total distributions from unconsolidated investment, as reported in operating and investing activities on the consolidated statements of cash flows. These increases were partially offset by increases in operating expense of $4.1 million, project reserve funding of $3.5 million, interest expense of $2.0 million and principal payments of $1.4 million.
Net income was $2.5 million in the first quarter of 2017, compared to a net loss of $29.0 million for the same period last year. The improvement of $31.6 million was primarily attributable to an increase in revenues of $13.2 million and decreases of $23.2 million in other expense and $3.1 million in project expense. These increases were partially offset by increases of $4.1 million in operating expense and $3.5 million in tax provision.
Adjusted EBITDA was $98.2 million for the first quarter of 2017 compared to $78.1 million for the same period last year. The 26% increase was primarily due to a $10.7 million increase in revenues (excluding unrealized loss on energy derivative and amortization of PPAs), a $9.6 million increase in our proportionate share of Adjusted EBITDA from unconsolidated investments, and a $3.1 million decrease in project expense. These increases were partially offset by an increase to operating expense of $4.1 million.
2017 Financial Guidance
Pattern Energy is re-confirming its targeted annual cash available for distribution for 2017 within a range of $140 million to $165 million, representing an increase of 15% at the midpoint of the range, compared to cash available for distribution in 2016. As noted above, forward-looking cash available for distribution is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort for the reasons stated above.
Quarterly Dividend
Pattern Energy declared an increased dividend for the second quarter 2017, payable on July 31, 2017, to holders of record on June 30, 2017 in the amount of $0.418 per Class A common share, which represents $1.672 on an annualized basis. This is a 1.0% increase from the first quarter 2017 dividend of $0.41375.
Acquisitions
Subsequent to the end of the quarter, Pattern Energy acquired a 272 MW interest in the 324 MW Broadview projects and the 35-mile 345 kV Western Interconnect transmission line from Pattern Development 1.0 for $269 million. The funding of the purchase price from Pattern Energy consisted of cash consideration of approximately $215 million from currently available liquidity and a project loan of approximately $54 million secured by Western Interconnect.

Based on the expected timing of cash flows and assuming normal wind conditions, Pattern Energy expects the CAFD contribution, after deduction of Western Interconnect financing costs, to be $18 million in 2018 and to increase approximately $2.5 million per year thereafter through 2022. This results in a five-year average CAFD of $23 million per year and a 9.3x CAFD multiple, based on the cash consideration of $215 million paid to acquire Broadview and Western Interconnect. As noted above, forward-looking five-year average and anticipated 2018 and annual cash available for distribution is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort for the reasons stated above.
Broadview, which is located 30 miles north of Clovis, New Mexico, commenced commercial operations in late March. Broadview has entered into two 20-year power purchase agreements with Southern California Edison, which has a BBB+/A2 credit rating, for sale of 100 percent of its output, up to a total of 297 MW, which has been factored into the project’s economics.
Acquisition Pipeline
Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development 1.0 and Pattern Development 2.0 (together, the "Pattern Development Companies"). The identified ROFO list stands at 962 MW of total owned capacity. This list of identified ROFO projects represents a portion of the Pattern Development Companies' 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO.
Since its IPO, Pattern Energy has purchased 1,194 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to a total of 2,156 MW. Below is a summary of the Identified ROFO Projects that the Company expects to acquire from the Pattern Development Companies in connection with Pattern Energy's project purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Pattern Development 1.0 Projects
Kanagi Solar	Operational	Japan	2014	2016	PPA	14	6
Futtsu Solar	Operational	Japan	2014	2016	PPA	42	19
Conejo Solar(5)	Operational	Chile	2015	2016	PPA	104	104
Meikle	Operational	British Columbia	2015	2017	PPA	180	180
Belle River	In construction	Ontario	2016	2017	PPA	100	43
Ohorayama	In construction	Japan	2016	2018	PPA	33	31
Mont Sainte-Marguerite	In construction	Québec	2017	2017	PPA	147	147
North Kent	In construction	Ontario	2017	2018	PPA	100	43
Henvey Inlet	Late stage development	Ontario	2017	2018	PPA	300	150
Tsugaru	Late stage development	Japan	2017	2020	PPA	126	63
Pattern Development 2.0 Projects
Grady	Late stage development	New Mexico	2018	2019	PPA	220	176
						1366	962

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development-Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

(5)
From time to time, we conduct strategic reviews of our markets. We have been conducting a strategic review of the market, growth, and opportunities in Chile. In the event we believe we can utilize funds that have already been invested in Chile or funds that might otherwise be invested in Chile in a more productive manner elsewhere that could generate a higher return on investment, we may decide to exit Chile for other opportunities with greater potential. In addition, Pattern Development 1.0 is also concurrently exploring strategic alternatives for its assets in Chile.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net income (loss) to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended March 31,
	2017	2016
Net cash provided by operating activities	$43,752	$14,721
Changes in operating assets and liabilities	13,423	18,967
Network upgrade reimbursement	317	—
Release of restricted cash to fund project and general and administrative costs	—	590
Operations and maintenance capital expenditures	(146)	(230)
Distributions from unconsolidated investments	4,205	19,814
Other	(3,432)	13
Less:
Distributions to noncontrolling interests	(2,647)	(3,917)
Principal payments paid from operating cash flows	(10,326)	(8,943)
Cash available for distribution	$45,146	$41,015

	Three months ended March 31,
	2017	2016
Net income (loss)	$2,539	$(29,048)
Plus:
Interest expense, net of interest income	22,061	20,315
Tax provision	4,775	1,298
Depreciation, amortization and accretion	47,227	45,384
EBITDA	76,602	37,949
Unrealized loss on energy derivative (1)	2,358	4,825
Loss on undesignated derivatives, net	648	13,631
Net (gain) loss on transactions	312	(33)
Adjustments from unconsolidated investments	—	(1,712)
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	9,340	7,219
Depreciation, amortization and accretion	8,454	6,293
Loss on undesignated derivatives, net	484	9,916
Adjusted EBITDA	$98,198	$78,088

(1)	Amount is included in electricity sales on the consolidated statements of operations.
Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Tuesday May 9, 2017. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 13895652. The replay recording will be available until 11:59 p.m. Eastern Time, May 30, 2017.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 18 wind power facilities with a total owned interest of 2,644 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2017 cash available for distribution target, the 2018 and five year average annual CAFD generated by Broadview, the ability for a potential investment in Pattern Development 2.0 to offer the Company secure access to high-quality assets to grow CAFD per share, the outlook for renewable energy and the ability of the Company's business model to deliver sustainable and growing returns for the Company's shareholders. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$244,675	$83,932
Restricted cash	8,493	11,793
Funds deposited by counterparty	41,977	43,635
Trade receivables	45,998	37,510
Derivative assets, current	18,098	17,578
Prepaid expenses	12,857	13,803
Deferred financing costs, current, net of accumulated amortization of $9,964 and $9,350 as of March 31, 2017 and December 31, 2016, respectively	2,449	2,456
Other current assets	11,387	7,350
Total current assets	385,934	218,057
Restricted cash	17,117	13,646
Property, plant and equipment, net	3,095,179	3,135,162
Unconsolidated investments	232,735	233,294
Derivative assets	23,385	26,712
Deferred financing costs	3,370	4,052
Net deferred tax assets	5,903	5,559
Finite-lived intangible assets, net	90,202	91,895
Other assets	21,399	24,390
Total assets	$3,875,224	$3,752,767

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	March 31,	December 31,
	2017	2016
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$26,847	$31,305
Accrued construction costs	848	1,098
Counterparty deposit liability	41,977	43,635
Accrued interest	6,802	9,545
Dividends payable	36,527	35,960
Derivative liabilities, current	11,877	11,918
Revolving credit facility	—	180,000
Current portion of long-term debt, net	50,715	48,716
Other current liabilities	3,723	4,698
Total current liabilities	179,316	366,875
Long-term debt, net	1,669,680	1,334,956
Derivative liabilities	21,553	24,521
Net deferred tax liabilities	37,435	31,759
Finite-lived intangible liability, net	53,796	54,663
Other long-term liabilities	65,212	61,249
Total liabilities	2,026,992	1,874,023
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 87,616,747 and 87,410,687 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	877	875
Additional paid-in capital	1,110,412	1,145,760
Accumulated loss	(88,617)	(94,270)
Accumulated other comprehensive loss	(57,492)	(62,367)
Treasury stock, at cost; 110,964 and 110,964 shares of Class A common stock as of March 31, 2017 and December 31, 2016, respectively	(2,500)	(2,500)
Total equity before noncontrolling interest	962,680	987,498
Noncontrolling interest	885,552	891,246
Total equity	1,848,232	1,878,744
Total liabilities and equity	$3,875,224	$3,752,767

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016
Revenue:
Electricity sales	$98,434	$85,663
Other revenue	2,399	1,976
Total revenue	100,833	87,639
Cost of revenue:
Project expense	29,170	32,246
Depreciation and accretion	43,740	43,411
Total cost of revenue	72,910	75,657
Gross profit	27,923	11,982
Operating expenses:
General and administrative (Note 13)	11,124	8,562
Related party general and administrative	3,426	1,897
Total operating expenses	14,550	10,459
Operating income	13,373	1,523
Other income (expense):
Interest expense	(22,555)	(21,061)
Loss on undesignated derivatives, net	(648)	(13,631)
Earnings in unconsolidated investments	16,876	3,830
Net (loss) gain on transactions	(312)	33
Other income, net	580	1,556
Total other expense	(6,059)	(29,273)
Net income (loss) before income tax	7,314	(27,750)
Tax provision	4,775	1,298
Net income (loss)	2,539	(29,048)
Net loss attributable to noncontrolling interest	(3,114)	(5,378)
Net income (loss) attributable to Pattern Energy	$5,653	$(23,670)

Weighted-average number of common shares outstanding
Basic	87,062,612	74,437,998
Diluted	87,131,280	74,437,998
Earnings (loss) per share attributable to Pattern Energy
Class A common stock:
Basic and diluted	$0.06	$(0.32)
Dividends declared per Class A common share	$0.41	$0.38

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Three months ended March 31,
	2017	2016
Operating activities
Net income (loss)	$2,539	$(29,048)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and accretion	43,740	43,411
Amortization of financing costs	1,858	1,746
Amortization of debt discount/premium, net	1,102	1,032
Amortization of power purchase agreements, net	736	753
Loss on derivatives, net	2,350	17,757
Stock-based compensation	985	1,195
Deferred taxes	4,693	1,143
Earnings in unconsolidated investments, net	(16,876)	(3,517)
Distributions from unconsolidated investments	16,487	—
Other reconciling items	(439)	(784)
Changes in operating assets and liabilities:
Funds deposited by counterparty	1,658	(61,177)
Trade receivables	(8,432)	3,215
Prepaid expenses	946	1,360
Other current assets	(4,083)	1,114
Other assets (non-current)	2,992	(236)
Accounts payable and other accrued liabilities	(4,418)	(18,671)
Counterparty deposit liability	(1,658)	61,177
Accrued interest	(2,725)	(6,235)
Other current liabilities	(975)	(1,218)
Long-term liabilities	3,272	1,704
Net cash provided by operating activities	43,752	14,721
Investing activities
Cash paid for acquisitions, net of cash acquired	(275)	—
Capital expenditures	(1,328)	(24,084)
Distributions from unconsolidated investments	4,205	19,814
Other investing activities	83	(125)
Net cash provided by (used in) investing activities	2,685	(4,395)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Three months ended March 31,
	2017	2016
Financing activities
Dividends paid	(35,522)	(27,711)
Capital distributions - noncontrolling interest	(2,647)	(3,917)
Payment for deferred financing costs	(5,025)	—
Proceeds from revolving credit facility	—	20,000
Repayment of revolving credit facility	(180,000)	(20,000)
Proceeds from long-term debt	350,000	—
Repayment of long-term debt	(10,326)	(8,943)
Other financing activities	(2,003)	(143)
Net cash provided by (used in) financing activities	114,477	(40,714)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1,837
Net change in cash, cash equivalents and restricted cash	160,914	(28,551)
Cash, cash equivalents and restricted cash at beginning of period	109,371	146,292
Cash, cash equivalents and restricted cash at end of period	$270,285	$117,741
Supplemental disclosures
Cash payments for income taxes	$247	$97
Cash payments for interest expense, net of capitalized interest	$22,607	$24,204
Schedule of non-cash activities
Change in property, plant and equipment	$956	$11,599
Accrual of deferred financing costs	$1,640	$—